EXHIBIT 99.1

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES CHANGE
IN ITS FISCAL YEAR-END
HOUSTON — DECEMBER 13, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it will change its fiscal year-end to September 30 from October 31, effective September 30, 2006. The company has elected to maintain its quarterly reporting schedule for the first three quarters of fiscal year 2006. Powell’s fourth quarter, however, will be comprised of only two months.
     The company is making this change to move forward the timing of its year-end by one month to coincide with calendar quarters and reduce the impact that holidays have on the company’s reporting timeline. New accounting and auditing requirements have increased the extent of work required at year-end and have accelerated the 10-K filing deadline, allowing fewer calendar days to complete the additional procedures.
     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
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